EXHIBIT 99.1

Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Acquires
DeKalb Professional Center Near Atlanta

ATLANTA (June 12, 2014) - American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has acquired DeKalb Professional Center, an approximately 19,000-square-foot medical office building in the Atlanta suburb of Lithonia.
Located at 5461 Hillandale Drive, DeKalb Professional Center is in the midst of a thriving medical corridor approximately one mile from DeKalb Medical Hillandale, a 100-bed acute care hospital. Built in 2008, the medical office building is 81 percent leased to four tenants, including RMS Lifeline and The Emory Clinic, which combine to lease approximately 60 percent of the building’s rentable space through 2018. In total, the weighted average remaining lease term for the building is more than six-and-a-half years.

“DeKalb Professional Center was built in 2008 and is a modern medical office building located in close proximity to a premier hospital in a thriving community,” said Dan Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III.

DeKalb Professional Center was acquired from McWhirter Realty Partners, LLC, an unaffiliated third party represented by CBRE’s Lee Asher and Chris Bodnar. Griffin-American Healthcare REIT III financed the acquisition using cash on hand.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital Corporation is a privately-owned real estate investment company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing more than $16 billion of transaction value and 650 transactions, Griffin Capital and its affiliates have acquired or constructed in excess of 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of more than 13.4 million square feet of space, located in 28 states and representing approximately

$2.2 billion in asset value based on purchase price. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.

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This release contains certain forward-looking statements with respect to the medical community of Lithonia, Georgia and the occupancy of DeKalb Professional Center. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Lithonia, Georgia; the strength and financial condition of DeKalb Professional Center and its tenants; the success of DeKalb Medical Hillandale; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.